EXHIBIT 10.28

Technical Olympic USA, Inc.
Annual and Long-Term Incentive Plan

Associate Non-Qualified Stock Option Agreement

     AGREEMENT made as of               , between Technical Olympic USA, Inc., a Delaware corporation (the “Company”), and ___(“Employee”).

     To carry out the purposes of the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan (the “Plan”), by affording Employee the opportunity to purchase shares of Class A common stock, par value $.01, (“Stock”) of Technical Olympic USA, Inc. (the “Company”), the Company and Employee hereby agree as follows:

     1. Grant of Option. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of ___shares of Stock on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

     2. Purchase Price; Vesting and Exercise. The purchase price per share of Stock purchased pursuant to the exercise of this Option and vesting of the Option and exercise rights shall be as set forth on the following schedule:

No. of Shares	Vesting/Exercise Date	Share Purchase Price
1/5 of total grant	March 3, 2005	$32.34
1/5 of total grant	March 3, 2006	$35.57
1/5 of total grant	March 3, 2007	$39.13
1/5 of total grant	March 3, 2008	$43.04
1/5 of total grant	March 3, 2009	$47.34

     Employee may exercise Option rights on or after the vesting date in accordance with the terms of this Agreement. Exercise of Option rights shall be by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time).

     Notwithstanding the above schedule, upon the occurrence of the following events, this Option shall become exercisable as provided below:

     (a) If Employee’s employment with the Company terminates for any reason other than termination as provided in (b) below, this Option may be exercised at any time during the six (6) month period following such termination, by Employee or by Employee’s guardian or legal representative (or by Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such six (6) month period), but only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates.

     (b) If Employee’s employment with the Company is terminated by the Company for cause (in accordance with Company policy or as provided by Employee’s employment agreement, if any) or by the Employee for any reason (other than a permitted reason as set forth in Employee’s employment agreement, if applicable), this Option, to the extent vested on the date of termination, may be exercised, at any time during the 90-day period following such termination, by Employee or by Employee’s guardian or legal representative (or by Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such 90-day period), but in each case only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates.

     (c) Notwithstanding the foregoing, there is no minimum or maximum number of shares of Stock that must be purchased by Employee upon exercise of this Option. Instead, Employee may, at any time and from time to time, purchase any number of shares of Stock that are then vested and exercisable according to the provisions of this Agreement.

     (d) Notwithstanding the foregoing, this Option shall not be exercisable in any event after the expiration of 10 years from the date of grant hereof.

     The purchase price of the shares of Stock as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including by check acceptable to the Company), (b) if the shares are readily tradable on a national securities market or exchange, through a “cashless broker exercise” procedure in accordance with a program established by the Company, or (c) any combination of the foregoing. No fraction of a share shall be issued by the Company upon exercise of an Option. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

     3. Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares acquired by exercise of this Option results in wages to Employee for federal, state or local tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money, if any, as the Company may require to meet its minimum withholding obligations under applicable tax laws or regulations. No exercise of this Option shall be effective until Employee (or the person entitled to exercise this Option, as applicable) has made arrangements approved by the Company to satisfy all applicable minimum tax withholding requirements of the Company.

     Employee agrees that the shares which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (i) the certificates representing the shares purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the shares purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares purchased under this Option.

     4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

     5. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force or effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

     6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, all effective as of the day and year first above written.

TECHNICAL OLYMPIC USA, INC.
By:

Name:
Title:

EMPLOYEE

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